EXHIBIT 3.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED BY-LAWS

OF

BOSTON PROPERTIES, INC.

Article VI, Sections 6.1, 6.2 and 6.3 of the Amended and Restated By-laws of Boston Properties, Inc., are hereby deleted in their entirety and replaced with the following:

6.1 Certificates. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to a restriction on transfer (as provided in Article V of the Certificate) and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend (as provided in Article V of the Certificate) with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

6.2 Lost, Destroyed and Mutilated Certificates. Holders of the shares of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, if any, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

6.3 Transfer of Stock. Subject to the restrictions on transfer of stock described in Article V of the Certificate and unless otherwise provided by the Board of Directors, shares of stock of the Corporation that are represented by a certificate shall be transferable or assignable only on the stock transfer books of the Corporation by the holder in person or by attorney upon surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or, if sought to be transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Corporation or its transfer agent may reasonably require. Shares of stock of the Corporation that are not represented by a certificate shall be transferable or assignable on the stock transfer books of the Corporation by the holder submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may reasonably require.

Adopted and effective as of October 18, 2007.